EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	September 30, 2010	September 30, 2009
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,255,219,188	1,319,878,692
Add — Incremental shares under stock compensation plans	14,960,648	16,085,289
Add — Incremental shares associated with contingently issuable shares	2,572,282	2,275,010
Number of shares on which diluted earnings per share is calculated	1,272,752,118	1,338,238,991

Net income on which basic earnings per share is calculated (millions)	$3,589	$3,214

Less — net income applicable to contingently issuable shares (millions)	—	—

Net income on which diluted earnings per share is calculated (millions)	$3,589	$3,214

Earnings per share of common stock:

Assuming dilution	$2.82	$2.40

Basic	$2.86	$2.44

Stock options to purchase 2,038 shares and 4,991,605 shares were outstanding as of September 30, 2010 and 2009, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Nine Months Ended
	September 30, 2010	September 30, 2009
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,278,342,335	1,330,082,693
Add — Incremental shares under stock compensation plans	16,479,905	9,771,896
Add — Incremental shares associated with contingently issuable shares	2,200,028	1,711,283
Number of shares on which diluted earnings per share is calculated	1,297,022,268	1,341,565,872

Net income on which basic earnings per share is calculated (millions)	$9,576	$8,612

Less — net income applicable to contingently issuable shares (millions)	0	—

Net income on which diluted earnings per share is calculated (millions)	$9,576	$8,612

Earnings per share of common stock:

Assuming dilution	$7.38	$6.42

Basic	$7.49	$6.47

Stock options to purchase 42,288 shares and 50,270,303 shares (average of first, second and third quarter share amounts) were outstanding as of September 30, 2010 and 2009, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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